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                                                                [Execution Copy]

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                            ASSET PURCHASE AGREEMENT

                                   AMONG

                                 ALM, INC.,

                       THE SHAREHOLDERS OF ALM, INC.,

                               PSS ALM, INC.

                                    AND

                      PHYSICIAN SUPPORT SYSTEMS, INC.















DATED:   MAY 17, 1996


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                             TABLE OF CONTENTS


                                 ARTICLE I
                        PURCHASE AND SALE OF ASSETS

                                                                                                        Page

1.1.     Purchase and Sale.............................................................................  1
1.2.     Purchaser Not Successor to the Seller; Excluded Liabilities...................................  2
1.3.     Purchase Price................................................................................  3
1.4.     Closing.......................................................................................  4
1.5.     Purchase Price Adjustment.....................................................................  4
1.6.     Instruments of Conveyance and Transfer........................................................  5
1.7.     Post-Closing Assurances.......................................................................  5
1.8.     Assignment of Contracts, Rights...............................................................  6

                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

2.1.     Representations and Warranties by Seller and Shareholders.....................................  6

         (a)      Organization, Standing and Power.....................................................  6
         (b)      Authority; Binding Agreements........................................................  6
         (c)      Capitalization; Equity Interests.....................................................  7
         (d)      Conflicts; Consents..................................................................  7
         (e)      Financial Information................................................................  7
         (f)      Absence of Changes...................................................................  8
         (g)      Assets, Property and Related Matters; Real Property................................... 9
         (h)      Patents, Trademarks and Similar Rights............................................... 10
         (i)      Insurance............................................................................ 10
         (j)      Agreements, Etc...................................................................... 11
         (k)      Litigation, Etc...................................................................... 11
         (l)      Compliance; Governmental Authorizations.............................................. 11
         (m)      Labor Relations; Employees........................................................... 12
         (n)      Accounts Receivable.................................................................. 13
         (o)      Customers............................................................................ 13
         (p)      Accounts Payable..................................................................... 14
         (q)      Related Party Transactions........................................................... 14
         (r)      Billing and Collection Practices..................................................... 14
         (s)      Taxes................................................................................ 15
         (t)      Disclosure........................................................................... 15
         (u)      Brokers.............................................................................. 15


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
                                                                                                        Page

2.2.     Representations and Warranties by Purchaser and PSS........................................... 15

         (a)      Organization, Standing and Power..................................................... 15
         (b)      Authority; Binding Agreements........................................................ 16
         (c)      Conflicts; Consents.................................................................. 16
         (d)      Capitalization of PSS................................................................ 16
         (e)      PSS Commission Reports............................................................... 17
         (f)      Brokers.............................................................................. 17

                                ARTICLE III
                           ADDITIONAL AGREEMENTS

3.1.     Expenses; Sales Taxes......................................................................... 17
3.2.     Conduct of Business........................................................................... 17
3.3.     Further Assurances............................................................................ 18
3.4.     No Shopping................................................................................... 18
3.5.     Access and Information........................................................................ 18
3.6.     Bulk Sales.................................................................................... 19
3.7.     Non-Disclosure................................................................................ 19
3.8.     Confidentiality; Non-Competition.............................................................. 19
3.9.     Use of Name................................................................................... 20
3.10.    Maintenance of Vacation Policy................................................................ 20
3.11.    Employee Bonus Policy......................................................................... 20

                                 ARTICLE IV
                            CONDITIONS PRECEDENT

4.1.     Conditions of Obligations of the Purchaser and PSS............................................ 21

         (a)      Authorization........................................................................ 21
         (b)      Representations and Warranties....................................................... 21
         (c)      Consents, Amendments and Terminations................................................ 21
         (d)      Bill of Sale; Assignment............................................................. 21
         (e)      Financial Results.................................................................... 21
         (f)      Customers; Customer Contracts........................................................ 21
         (g)      Certificates......................................................................... 22
         (h)      Opinion of Counsel................................................................... 22
         (i)      Financial Statements................................................................. 22
         (j)      Due Diligence........................................................................ 22
         (k)      Financing............................................................................ 22
         (l)      Employment Agreements................................................................ 22

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
                                                                                                        Page


         (m)      Investment Letter.................................................................... 22
         (n)      Lease................................................................................ 22
         (o)      St. Joseph Customer Contract......................................................... 22
         (p)      Other Documents...................................................................... 23

4.2.     Conditions of Obligations of the Seller and Shareholders...................................... 23

         (a)      Authorization........................................................................ 23
         (b)      Representations and Warranties....................................................... 23
         (c)      Assignment........................................................................... 23
         (d)      Employment Agreements................................................................ 23
         (e)      Certificate.......................................................................... 23
         (f)      Opinion of Counsel................................................................... 23
         (g)      Purchase Price, Noncompete Payment and Transferred Common
                    Stock.............................................................................. 23
         (h)      Lease................................................................................ 23
         (i)      St. Joseph Customer Contract......................................................... 23
         (j)      Other Documents...................................................................... 24

                                 ARTICLE V
                                 INDEMNITY

5.1.     Indemnification............................................................................... 24
5.2.     Limitations................................................................................... 25
5.3.     No Election................................................................................... 26

                                 ARTICLE VI
                               MISCELLANEOUS

6.1.     Entire Agreement.............................................................................. 26
6.2.     Termination................................................................................... 26
6.3.     Descriptive Headings; Certain Interpretations................................................. 26
6.4.     Notices....................................................................................... 27
6.5.     Counterparts.................................................................................. 28
6.6.     Survival...................................................................................... 28
6.7.     Benefits of Agreement......................................................................... 28
6.8.     Amendments and Waivers........................................................................ 28
6.9.     Assignment.................................................................................... 28
6.10.    Enforceability................................................................................ 29
6.11.    GOVERNING LAW................................................................................. 29


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                                 Schedules

1.1(a)(i)         Intellectual Property
1.1(a)(iv)        Computers, Equipment, etc.
1.1(a)(ix)        Acquired Agreements
1.2(a)            Assumed Liabilities
1.3(b)            Acquired Assets Allocation
1.2(b)            Unassumed Liabilities
2.1(c)            Capitalization
2.1(d)(ii)        Waivers and Consents
2.1(e)            Financial Statements
2.1(e)(ii)        Unlisted Liabilities
2.1(f)            Absence of Changes
2.1(g)(ii)        Leased Property
2.1(i)            Insurance
2.1(j)            Agreements
2.1(k)            Litigation
2.1(l)            Licenses and Permits
2.1(m)(ii)        Employee Plans
2.1(n)            Accounts and Notes Receivable
2.1(o)            Customers
2.1(p)            Accounts Payable
2.1(q)            Related Party Transactions


                                  Exhibits

A     Form of Employment Agreement
B     Form of Investment Letter
C     Form of Lease
D     Form of St. Joseph Customer Contract
E     Form of Bill of Sale
F     Form of Assignment
G     Form of Officer's and Shareholders' Certificates
H     Form of Opinion of Counsel of the Seller and the Shareholders
I     Form of Opinion of Counsel of the Purchaser and PSS


                                     iv


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                  ASSET PURCHASE AGREEMENT, dated May 17, 1996, among ALM, Inc., a Kansas corporation (the "Seller"), James Mallow, M.D. ("Mallow"), Devona J. Slater ("Slater" and together with Mallow, collectively referred to herein as the "Shareholders"), Physician Support Systems, Inc., a Delaware corporation ("PSS"), and PSS ALM, Inc., a Delaware corporation and wholly-owned subsidiary of PSS (the "Purchaser").

                                Introduction

                  The Seller is engaged in providing billing, accounts receivable management, practice management and other services to physicians and physician groups (the "Business") and the Seller owns certain assets that relate to the Business. Subject to the terms and conditions of this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets, tangible and intangible, associated with the Business.

                  A portion of the consideration for the assets of the Seller shall be paid in the form of shares of common stock, par value $.001 share (the "Common Stock"), of PSS. As a condition to the transfer of such Common Stock, the Seller and the Shareholders will execute an investment letter, agreeing to certain representations, warranties and covenants with respect to the Common Stock.

                  As a condition to the Purchaser's acquisition of the assets of the Seller, each of the Shareholders, who together own all of the issued and outstanding capital stock of the Seller, will enter into an employment agreement with the Purchaser.

                  In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

                                 ARTICLE I
                        PURCHASE AND SALE OF ASSETS

                  1.1. Purchase and Sale. (a) The Seller shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date (as defined in Section 1.4), the Acquired Assets. "Acquired Assets" means all properties, assets (tangible or intangible), and rights of the Seller used or held in connection with the Business (which for the purposes of this Section 1.1 shall include any other business undertaken or contemplated by the Seller), including the following:

                  (i) all tradenames, trademarks, service marks, patents and copyrights listed on Schedule l.1(a)(i), and all licenses, franchises, formula, know-how and other intangible assets used in connection with the Business and all registrations and applications for any of the foregoing and all goodwill associated with any of the foregoing;

                  (ii) all technologies, methods, formulations, software (including documentation and object and source code listings), trade and business secrets, know-how, inventions, package designs and other processes or proprietary information used or under development for use in the Business;

                  (iii)  all   information,   customer   lists,   price   lists,
         identification of suppliers, correspondence, data, drawings, recorded knowledge, customer files, account histories, sales


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         literature and commercial materials relating to the Business; all sales data and other  information  relating  to  selling  and  providing  the
         services   relating  to  the  Business;   all  accounting   information
         pertaining to the Business;

                  (iv) all computers, equipment, tools, machinery, furniture, furnishings, leasehold improvements, automobiles, trucks, other vehicles and similar tangible property used or held in connection with the Business, subject to such additions and subtractions thereto as are necessary to reflect acquisitions and dispositions, as appropriate, from the date hereof through the Closing Date in accordance with the terms of this Agreement, and as listed on Schedule 1.1(a)(iv);

                  (v)  all  books,  records,   production  data,   publications,
         computer files, databases, data, manuals and other materials relating to the Business;

                  (vi)  all  leasehold   interests  in  real  property  used  in
         connection with the Business;

                  (vii) all supplies and inventories used or held in connection with the Business;

                  (viii) all accounts and other receivables and indebtedness owed to the Seller in connection with the Business, cash and cash equivalents on hand and in banks (in an amount not less than that sufficient to operate the Business for one month), and investment and other securities on hand and in accounts, pre-paid expenses, security deposits and any other current assets;

                  (ix)  all  written  or oral  contracts,  agreements  or  other
         arrangements   relating  to  the   Business,   as  listed  on  Schedule
         1.1(a)(ix);

                  (x) all rights and claims, including refunds, with respect to all Assumed Liabilities (as defined in Section 1.2(a) below);

                  (xi)  all   transferable   governmental   licenses,   permits,
         approvals, registrations, certificates of occupancy and license and permit applications relating to the Business;

                  (xii)  all goodwill relating to the Business;

                  (xiii) all other assets reflected on the balance sheet included in the Closing Date Financial Statement (as defined in Section 4.1(i)) for the Seller.

                  1.2. Purchaser Not Successor to the Seller; Excluded Liabilities. (a) The Seller shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall assume from the Seller, on the Closing Date, the Assumed Liabilities. "Assumed Liabilities" means those obligations of the Seller identified as such on Schedule 1.2(a). Except for the Assumed Liabilities, the Purchaser shall not be the successor to the Seller and the Purchaser does not assume and shall not become liable to pay, perform or discharge any obligation or liability whatsoever of the Seller or relating to any of the Acquired Assets (all such obligations and liabilities being, collectively, the "Unassumed Liabilities").

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                  (b)  The  term  "Unassumed   Liabilities"  includes,  and  the
Purchaser expressly is not assuming any of, the following liabilities, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable and whenever arising:

                  (i) any liabilities and obligations of the Seller for Federal, state, local and foreign taxes (including franchise, income, single business, sales, use, payroll, occupation, property, excise, withholding and other taxes);

                  (ii) any claims,  demands,  liabilities  or obligations of any
         nature   whatsoever   (including   claims,   demands,   liabilities  or
         obligations in respect of Federal, state, local and foreign taxes, advances or loans, environmental matters, occupational safety, workers' or workmen's compensation, grievance proceedings or actual or threatened litigation, suits, claims, demands or governmental proceedings) which arose or were incurred on or before the Closing (as defined in Section 1.4), or which are based on events occurring or conditions existing on or before the Closing, or which are based on products sold or services performed by the Seller on or before the Closing;

                  (iii) any liabilities and obligations of the Seller under this Agreement, any bill of sale or related instrument issued in connection with this Agreement or otherwise in connection with the transactions contemplated by this Agreement;

                  (iv) any liabilities of the Seller not associated with the Business or the Acquired Assets;

                  (v) any liabilities of the Seller to present or former employees (or their beneficiaries), consultants or agents for any compensation, pension contribution or other benefits accrued or otherwise payable, and any liabilities or obligations to present or former shareholders; and

                  (vi) any liabilities and obligations of the Seller identified on Schedule 1.2(b) as "Unassumed Liabilities", and all liabilities under any contract or agreement not listed on Schedule 2.1(j) other than operating contracts of the Business entered into in the ordinary course of business and not required to be listed on Schedule 2.1(j).

                  1.3. Purchase Price. (a) Subject to adjustment as set forth in
Section 1.5, the purchase price (the "Purchase Price") for the Acquired Assets and the agreement not to compete of the Seller set forth in Section 3.8 shall be
(i) cash in the amount of $1,510,000, of which $1,500,000 is payable as consideration for the Acquired Assets and $10,000 is payable to the Seller as consideration for its agreement not to compete and (ii) 11,628 shares of Common Stock (the "Transferred Common Stock"). The Shareholders shall be compensated for their agreement not to compete as set forth in Section 3.8. The Purchaser shall pay at Closing $1,310,000 of the Purchase Price and transfer to the Seller share certificates issued by PSS representing all of the Transferred Common Stock. The balance (the "Balance") of the Purchase Price shall, subject to the terms set forth in Section 1.5, be paid by the Purchaser in one installment of $200,000 in connection with the second anniversary of the Closing Date. All such payments shall be made by certified or bank check or checks, or, at the option of the Seller, by wire transfer to an account of the Seller designated to

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the  Purchaser.  The Seller  shall  provide  the  Purchaser  with  notice of the exercise of such option and the designation of such account, such notice to be delivered not less than three business days before the Closing.

                  (b) The Seller and the Purchaser agree that the allocation among the Acquired Assets of the Purchase Price will be as set forth in Schedule 1.3(b), which is in accordance with the guidelines of the Internal Revenue
Service (the "IRS"). The parties agree to be bound by such allocation for all purposes, including for purposes of all Federal, state, local and foreign tax returns filed by them subsequent to the Closing Date, the determination by the Seller of taxable gain or loss on the sale of the Acquired Assets and the determination by the Purchaser of its tax basis in the Acquired Assets.

                  1.4. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place as the Seller and the Purchaser shall agree, at 10:00 a.m. (Eastern time zone) on the later of May 17, 1996 and the date on which all conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by the Seller and the Purchaser (such date of the Closing being hereinafter called the "Closing Date").

                  1.5. Purchase Price Adjustment. (a) The payment of the Balance in connection with the second anniversary of the Closing Date is subject to retention of the clients of the Business reflected on the Closing Date Customer List (as defined in Section 4.1(f)) (the "Existing Clients") through the date of the second anniversary of the Closing Date. If, on the second anniversary of the Closing Date, an Existing Client no longer uses the Business to provide services on the same terms (including the rate paid by such Existing Client) as in effect on the Closing Date or has given notice of its intention to no longer do so (in either case, a "Loss"), then the Balance shall be reduced (but not below zero) by an amount equal to the product of (x) the reduction in the earnings contribution of such Existing Client attributable to such Loss and (y) five; provided, however, that no reduction to the Balance shall occur unless the sum of all such reductions and offsetting additions pursuant to Section 1.5(b) equals or exceeds $25,000. For purposes of this Section 1.5(a), the "earnings contribution" of an Existing Client shall mean an amount equal to 35% of the amount of the Business revenues (as defined under the Business' revenue recognition policy consistent with generally accepted accounting principles ("GAAP")) with respect to such client for the 12 calendar months immediately preceding the date of such Loss. There shall be no reduction in the Balance due to the routine elimination and replacement in physicians practicing medicine within a particular client group.

                  (b) If (i) any of the Shareholders, after the Closing Date, introduces to the Purchaser a potential new client for the Business, and provides the Purchaser with reasonable assistance in such potential new client becoming a customer of the Purchaser, and (ii) such potential client becomes contractually committed as a customer of the Business (the date of such contract being the "Start Date") and the Business begins servicing such new customer (a "New Client") no later than the date of Loss of an Existing Client, the amount of any reduction otherwise called for by Section 1.5(a) with respect to the Loss of such Existing Client shall be offset by an amount equal to one-half of the product of (x) the One-Year Earnings Contribution attributable to such New Client

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and (y) five. If an Existing Client becomes contractually  committed to paying a higher rate to the Purchaser than the rate such Existing Client paid to the Business on the Closing Date for substantially the same service provided on the Closing Date and such Existing Client begins paying such higher rate no later than the date of Loss of another Existing Client, such Existing Client paying such higher rate shall be deemed to be a "New Client" and the amount of any reduction otherwise called for by Section 1.5(a) with respect to the Loss of such other Existing Client shall be offset by an amount equal to one-half of the product of (x) the One-Year Earnings Contribution attributable to such deemed New Client, (y) five and (z) (1) the quotient of (A) the higher rate being paid by such deemed New Client on the date of Loss of such Existing Client divided by
(B) the rate paid by such deemed New Client to the  Business on the Closing Date
minus  (2)  one.  For  purposes  of  this  Agreement,   (i)  "One-Year  Earnings
Contributions" attributable to a New Client shall mean an amount equal to 35% of the Business revenues (as defined under the Purchaser's revenue recognition policy consistent with GAAP) with respect to such New Client beginning with (and including) the second full calendar month after the Start Date with respect to such client and ending with (and including) the thirteenth full calendar month after such Start Date and (ii) the Start Date for a deemed New Client shall be the date on which such deemed New Client begins paying such higher rate.

                  (c) The Purchaser shall present a statement of its calculation of any reduction required by Section 1.5(a), after giving effect to any applicable One-Year Earnings Contributions, to the Seller within 45 days after the second anniversary of the Closing Date; provided that if One- Year Earnings Contributions cannot be calculated at such time, such statement shall be delivered within 45 days after the end of the thirteenth full calendar month after the Start Date of the applicable New Client. The Purchaser shall make the books and records relating to such calculation available to the Seller and its representatives for the purpose of reviewing the calculation. The Seller shall have the right to dispute any amounts shown on the statement by giving written notice to the Purchaser within 10 days after receipt of such statement, which notice shall specify in reasonable detail the nature and extent of such disagreement. If the Seller and the Purchaser have not resolved the dispute within 20 business days of such notice, the dispute shall be promptly submitted to an independent accountant of national standing reasonably acceptable to the Seller and the Purchaser, whose decision shall be binding on the parties hereto. The Purchaser and the Seller shall share equally the cost of such accountant. The Purchaser will pay to the Seller the Balance (as reduced in accordance with this Section 1.5) promptly, and in any event within 5 days, after the expiration of the 10-day period referred to in this paragraph (c) or, if the Seller shall have given notice in accordance with this paragraph (c) of its dispute of the calculation, within 10 days of the resolution of such dispute.

                  1.6. Instruments of Conveyance and Transfer. At the Closing, the Seller shall deliver to the Purchaser such bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (in a form satisfactory to the Seller and the Purchaser) as shall be necessary in the reasonable judgment of the Purchaser to transfer, convey and assign the Acquired Assets to the Purchaser.

                  1.7. Post-Closing Assurances. The Seller and the Shareholders shall pay to the Purchaser any amounts which shall be received by the Seller or any Shareholder after the Closing Date which constitute Acquired Assets. The Seller and the Shareholders shall, at any time and from time to time after the Closing Date, upon the request of the Purchaser, do, execute, acknowledge,

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deliver and file,  or cause to be done,  executed,  acknowledged,  delivered  or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to the Purchaser, or for the aiding and assisting in the reducing to possession by the Purchaser of, any of the Acquired Assets. In connection with the foregoing, from and after the Closing Date, the Purchaser shall have the right and authority to endorse, without recourse, the name of the Seller on any check or similar negotiable instrument received by the Purchaser constituting Acquired Assets transferred, conveyed and assigned to the Purchaser hereunder.

                  1.8. Assignment of Contracts, Rights. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement or attempt to transfer, sublease or assign any contract, license, lease, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom or any governmental permit, license, approval, registration or certificate of occupancy if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the Purchaser's rights to receive the benefits thereunder.

                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

                  2.1.   Representations   and   Warranties   by    Seller   and
Shareholders. The Seller and the Shareholders jointly and severally represent and warrant to the Purchaser and PSS as follows:

                  (a) Organization, Standing and Power. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted.

                  (b) Authority; Binding Agreements. (i) Each of the Shareholders has the legal power and capacity to enter into this Agreement, an employment agreement with the Purchaser in the form of Exhibit A (the "Employment Agreements"), the Investment Letter substantially in the form of Exhibit B (the "Investment Letter"), the St. Joseph Anesthesia Services P.C. Contract substantially in the form of Exhibit D (the "St. Joseph Customer Contract") and all other agreements to which such Shareholder is a party as contemplated by this Agreement. This Agreement, the Employment Agreements, the Investment Letter, the St. Joseph Customer Contract and such other agreements are, or upon execution and delivery thereof will be, the valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms.

                  (ii) The execution and delivery of this Agreement, the Bill of Sale (the "Bill of Sale") substantially in the form of Exhibit E, the Assignment and Assumption (the "Assignment") substantially in the form of Exhibit F, the Investment Letter and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Seller. The Seller has all requisite corporate power and authority to enter into this Agreement, the Bill of Sale, the Assignment and the Investment Letter and to consummate the transactions contemplated hereby and thereby and the Seller has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, the Bill of Sale, the Assignment and the Investment Letter will be, the valid and binding obligations of the Seller enforceable in accordance with their respective terms.

                  (c) Capitalization; Equity Interests. Schedule 2.1(c) sets forth a true and complete description of the authorized and issued capital stock, and holder of record of such stock, of the Seller. The Shareholders own of record and beneficially all of the issued and outstanding capital stock and other securities of the Seller as set forth on Schedule 2.1(c). The Seller does not have any subsidiaries nor owns or holds any equity or other security interests in any other entity.

                  (d) Conflicts; Consents. Neither the execution and delivery of this Agreement, the Employment Agreements, the Bill of Sale, the Assignment, the Investment Letter, the St. Joseph Customer Contract, the consummation of the transactions contemplated hereby or thereby nor compliance by the Seller or the Shareholders with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Seller, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Seller or any Shareholder is a party, or by which the Seller or any Shareholder or the Seller's or any Shareholder's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing (which waivers or consents are set forth in Schedule 2.1(d)(ii)), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Seller or any Shareholder or the Seller's or any Shareholder's properties or assets or (iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets used or held in connection with the Business. No consent or approval by, or any notification of or filing with, any person, firm, corporation, partnership, joint venture, association or entity (governmental or private) (each, a "person" and collectively, "persons") is required in connection with the execution, delivery and performance by the Seller or any Shareholder, as applicable, of this Agreement, the Employment Agreements, the Bill of Sale, the Assignment, the Investment Letter, the St. Joseph Customer Contract or the consummation of the transactions contemplated hereby or thereby.

                  (e)  Financial   Information.   (i)  The  following  financial
statements are attached hereto as Schedule 2.1(e):

                  (A) the consolidated balance sheets of the Seller at December 31, 1991 to 1995 and the related statements of operations for the five years ended December 31, 1995;

                  (B) the monthly balance sheets of the Seller as of the end of each month commencing January 1, 1995 through the month end prior to the date of this Agreement and the related statement of operations for each such month, certified by the chief executive officer and the chief financial officer of the Seller, and

                  (C)  a  monthly   schedule   of   expenses   by   category  of
         non-continuing   extraordinary  expenses  commencing  January  1,  1995
         through the month end prior to the date of this Agreement.

Except as indicated on Schedule 2.1(e), all such financial statements have been prepared according to cash basis accounting on a basis consistent with prior periods and are true, accurate and complete. The balance sheets of the Seller as at the dates set forth present fairly the financial position of the Seller as at the dates thereof, and the related statements of operations of the Seller for each of the respective specified periods then ended present fairly the results of operations of the Seller for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

                  (ii) There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Business or the Acquired Assets which were required to be, in accordance with GAAP, and were not shown or provided for on the balance sheets of the Seller to which such liabilities or obligations related. All reserves established by the Seller for the Business are reflected on the balance sheets of the Seller and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheet.

                  (f) Absence of Changes. Except as set forth in Schedule 2.1(f), since December 31, 1995, the Business has been operated in the ordinary course consistent with past practice and there has not been:

                  (i) any material adverse change in its condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects;

                  (ii) any obligation or liability (whether  absolute,  accrued, contingent or otherwise, and whether due or to become due) incurred in respect of the Business, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                  (iii) any payment, discharge or satisfaction of any claim or obligation, except in the ordinary course of business and consistent with past practice;

                  (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Seller or any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Seller;

                  (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset used in the Business, except as contemplated by this Agreement, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

                  (vii) any creation of any claim or other encumbrance on any property of the Seller;

                  (viii) any write-down of the value of any asset or inventory of the Seller or any write-off as uncollectible of any accounts or notes receivable or any portion thereof;

                  (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Seller;

                  (x) any capital expenditure or commitment or addition to property, plant or equipment used in the Business;

                  (xi) any general increase in the compensation of employees of the Seller (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Seller having an annual salary or remuneration in excess of $40,000;

                  (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property held or used in connection with the Business;

                  (xiii) any change in the independent accountants of the Seller or in the accounting methods or accounting practices followed by the Seller or any change in depreciation or amortization policies or rates;

                  (xiv) any agreement or action not otherwise referred to in items (i) through (xiii) above entered into or taken that is material to the Business; or

                  (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

                  (g) Assets, Property and Related Matters; Real Property. (i) The Seller has good title to, or a valid leasehold interest in, as applicable, all of the Acquired Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind. The tangible property included in the Acquired Assets is in good operating condition and repair, subject to ordinary wear and tear. The Acquired Assets constitute all of the properties, interests, assets and rights held for use or used in connection with the Business and constitute all those necessary to continue to operate the Business consistent with current and historical practice.

                  (ii) Schedule 2.1(g)(ii) sets forth a list and brief description of all real property and of all personal property held for use or used in connection with the Business, together with a brief description of (A) all buildings and other structures and material improvements located on such real property, (B) the use to which such property is being employed or, if not in use, for which it was intended, (C) the name of the lessor and requirement of consent of the lessor to assignment and (D) the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options under such leases. The Seller does not own any real property in connection with the Business. With respect to property leased by the Seller in connection with the Business, (I) the Seller is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (II) all leases to which the Seller is a party are in full force and effect and constitute valid and binding obligations of the Seller and, to the knowledge of the Seller and the Shareholders, of the other parties thereto, enforceable in accordance with their terms and (III) the Seller has made available to the Purchaser true and complete copies of all leases referred to in Schedule
2.1(g)(ii). There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Seller or by any lessor under any lease. The Seller has not, and to the knowledge of the Seller and the Shareholders, no other person has, granted any oral or written right to anyone other than the Seller to lease, sublease or otherwise occupy any of the properties described in Schedule 2.1(g)(ii) through the end of the applicable lease periods.

                  (iii) The real estate listed on Schedule 2.1(g)(ii) and all appurtenances and improvements, as used, constructed or maintained by the Seller at any time, conform to applicable Federal, state, local and foreign laws and regulations. To the knowledge of the Seller and the Shareholders, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Seller or either Shareholder, threatened which would preclude or impair the use of any such property by the Seller for the uses for which they are intended.

                  (h) Patents, Trademarks and Similar Rights. The Seller owns or licenses all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in the Business as presently conducted. Schedule 1.1(a)(i) contains a list of all Intellectual Property owned and used by the Seller in the Business and any Intellectual Property which is licensed for use by others. No Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Seller and the Shareholders, threatened claim or litigation against the Seller contesting its right exclusively to use any Intellectual Property. To the knowledge of the Seller and the Shareholders, no person is infringing the rights of the Seller in any Intellectual Property. To the knowledge of the Seller and the Shareholders, no product or service sold by the Seller violates or infringes any intellectual property right owned or held by any other person. To the knowledge of the Seller, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither the Seller nor any of its employees has made or is using any unauthorized copies of any such software programs at any location of the Business.

                  (i) Insurance. Schedule 2.1(i) contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held in connection with the Business. All insurance policies are in the name of the Seller, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

                  (j) Agreements, Etc. Schedule 2.1(j) contains a true and complete list and brief description of all written or oral contracts, agreements and other instruments to which a Seller is a party in connection with the Business (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Seller, (v) relating to the sale or other disposition of any assets, properties or rights,
(vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between the Seller and any Shareholder or affiliates of any Shareholder, (viii) that restricts the operation of any part of the Business anywhere in the world or (ix) that is otherwise material to the Business or entered into other than in the ordinary course of business. The Seller is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the business, operations or condition of the Business, and, to the knowledge of the Seller and the Shareholders, all such agreements or instruments are in full force and effect. The Seller has furnished to the Purchaser true and complete copies of all documents described in Schedule 2.1(j) other than customer contracts that are being provided pursuant to Section 4.1(f).

                  (k) Litigation, Etc. Except as set forth in Schedule 2.1(k), there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Business, the Acquired Assets, the Seller or any Shareholder, pending or threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. There have not been for the past five years, nor are there, any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator or against the Seller or any Shareholder, or any of their assets, relating to or affecting the Business or the Acquired Assets.

                 (l) Compliance; Governmental Authorizations. (i) The Seller has complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Business. The Seller has all Federal, state, local and foreign governmental licenses and permits necessary to conduct the Business as presently being conducted, which licenses and permits are set forth in Schedule 2.1(l). Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending, or, to the knowledge of the Seller or any Shareholder, threatened, to revoke or limit any thereof, and neither the Seller nor any Shareholder knows of any basis for any such proceeding.

                  (ii) There are no conditions relating to the Seller or the Business or relating to the Seller's ownership, use or maintenance of any real property previously owned or operated by the

Seller or any of its present or past affiliates in connection with the Business, and neither the Seller nor any Shareholder knows or has reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The Seller has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in connection with the Business in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

                  (m) Labor Relations; Employees. (i) Within the last five years, the Seller has not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Seller and the Shareholders, there is no such dispute or work stoppage threatened against the Seller. No employee of the Seller in respect of the Business is represented by any union or collective bargaining agent and, to the knowledge of the Seller and the Shareholders, there has been no union organizational effort in respect of any employees of the Seller within the past five years.

                  (ii) Schedule 2.1(m)(ii) contains a list and a brief, general description of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Seller has any current or future obligation or liability in respect of the Business or under which any employee or former employee (or beneficiary of any employee or former employee) of the Seller in respect of the Business has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Seller has delivered to the Purchaser true and complete copies of
(A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

                  (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, neither the Seller nor any business or entity controlling, controlled by, or under common control with the Seller contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

                  (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Seller or any Shareholder, threatened, with respect to any Plan or the assets of any Plan, and neither the Seller nor any Shareholder has knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Seller has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan the Seller has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Schedule 2.1(f).

                  (v) Except as described in the Plans delivered to the Purchaser, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than an employee of the Seller, other than dependents of employees under health and child care policies listed in Schedule 2.1(m)(ii) and delivered to the Purchaser.

                  (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Seller to severance pay or termination benefits for which the Purchaser or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which the Purchaser or any of its affiliates may become liable or (C) except for the Assumed Liabilities, obligate the Purchaser or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Seller for periods before the Closing Date or for personnel whom the Purchaser does not actually employ.

                  (vii) The Seller has made no representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of the Seller that Seller's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of the Seller relating either to (A) providing benefits to employees of the Seller under a Pension Benefit Plan of the Seller or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of the Seller.

                  (viii) Schedule 2.1(m)(viii) sets forth the Seller's current policy regarding paid days off for its employees (the "ALM Vacation Days Policy").

                  (n) Accounts Receivable. Schedule 2.1(n) contains a true aged list of unpaid accounts and notes receivable relating to the Business as of the month end prior to the date of this Agreement, all of which, to the Seller's knowledge, are collectible in the ordinary course of business.

                  (o) Customers. Schedule 2.1(o) contains (i) a true and complete list of the customers of the Business for each of the years ended December 31, 1993, 1994 and 1995 and the period beginning January 1, 1996 and ended the month end prior to the date of this Agreement, (ii) a true and correct description of the effective date and expiration date and history of renewals for and commission revenue generated under contracts with each of the customers of the Business listed on Schedule 2.1(o), (iii) a true and complete list of all contracts pursuant to which the Seller provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of (A) the terms and conditions of each verbal Client Contract, (B) any and all disputes or defaults arising under or with respect to the Client Contracts which could reasonably be expected to result in a client's termination of its contract with the Seller or claim for damages, and (C) all loans or advances made by the Seller to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. The Client Contracts are valid and enforceable in accordance with their respective terms with respect to the Seller, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto. To the Seller's knowledge, no customer of the Business intends to terminate, fail to renew or adversely modify any relationship with the Seller.

                  (p) Accounts Payable. Schedule 2.1(p) contains a true and complete list of all accounts payable relating to the Business as of the date hereof.

                  (q)  Related  Party  Transactions.  Except  as  set  forth  in
Schedule 2.1(q), no current or former partner, director, officer or shareholder of the Seller or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Business (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder or such associate) or
(ii) to the knowledge of the Seller or any Shareholder, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Business, nor does any such person receive income from any source other than the Seller which relates to the Business or should properly accrue to the Seller in connection with the Business.

                  (r) Billing and Collection Practices. (i) The current practices and procedures of the Seller with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by the Seller for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. ss. 1395g(c), 42 U.S.C. ss. 1395u(b)(6) and 42 U.S.C. ss. 1396(a)(32), and the
regulations promulgated thereunder or similar provisions of any state Medicaid program.

                  (ii) The Seller is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any federal laws or the laws of any state (including (A) federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud,

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



and (D) federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services. Without limiting the generality of the foregoing, the Seller has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Seller or any Shareholder knows or has reason to believe to have been illegal under 42 U.S.C. ss.
1320a-7b(b) or any similar state law.

                  (iii) The Seller does not currently use, and has not in the past established or used, trust accounts in connection with the Business.

                  (s) Taxes. The Seller has timely filed with the appropriate governmental bodies all tax returns which are required to be filed, and has duly paid to the appropriate governmental bodies all taxes which are required to be paid, including, without limitation, all taxes withheld from employees' wages and all other taxes due or claimed to be due by an governmental body. Such tax returns properly reflect the taxes payable for the periods covered thereby. All such taxes due for all taxable periods ending on or prior to the Closing Date have been, or will be, timely paid by the Seller. The Seller has not waived the statute of limitations on the right of any governmental body to assess any additional taxes or to contest the items reported on any such tax returns. The Seller shall make available to the Purchaser's tax accountants true and complete copies of all tax returns filed by or on behalf of the Seller for each of the past three taxable years.

                  (t)Disclosure. There have been no events, transactions or information relating to the Business which have come to the attention of the Seller or any Shareholder which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of the Business. No representation or warranty of the Seller or any Shareholder contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

                  (u) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Seller or any Shareholder or under the authority of the Seller or any Shareholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                  2.2. Representations and Warranties by Purchaser and PSS. The Purchaser and PSS jointly and severally represent and warrant to the Seller and the Shareholders as follows:

                  (a) Organization, Standing and Power. Each of the Purchaser and PSS (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted.

                  (b) Authority; Binding Agreements. (i) The execution and delivery of this Agreement, the Employment Agreements, the St. Joseph Customer Contract and the Assignment, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Purchaser. The Purchaser has all requisite corporate power and authority to enter into this Agreement, the Employment Agreements, the St. Joseph Customer Contract and the Assignment and to consummate the transactions contemplated hereby and thereby and the Purchaser has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, the Employment Agreements, the St. Joseph Customer Contract and the Assignment will be, the valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

                  (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of PSS. PSS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and PSS has duly executed and delivered this Agreement. This Agreement is the valid and binding obligation of PSS enforceable in accordance with its terms.

                  (c) Conflicts; Consents. Neither the execution and delivery of this Agreement, the Employment Agreements, the St. Joseph Customer Contract or the Assignment, the consummation of the transactions contemplated hereby or thereby nor compliance by the Purchaser or PSS with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Purchaser or PSS, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Purchaser or PSS is a party, or by which the Purchaser or PSS or the Purchaser's or PSS's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Purchaser or PSS or the Purchaser's or PSS's properties or assets. No consent or approval by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Purchaser or PSS of this Agreement, the Employment Agreements, the St. Joseph Customer Contract or the Assignment, or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, notices and filings as may be required under state securities or "blue sky" laws in connection with the issuance and sale of the Transferred Common Stock.

                  (d) Capitalization of PSS. The authorized capital stock of PSS consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. At April 30, 1996, there were 6,265,000 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock are, and the Transferred Common Stock will be, when issued, duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights.

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




                  (e) PSS Commission Reports. PSS has made available to the Seller and the Shareholders the Registration Statement on Form S-1 for the Common Stock, declared effective by the United States Securities and Exchange Commission (the "Commission") on February 9, 1996, including all amendments and exhibits thereto and items incorporated by reference (the "Registration Statement") and its Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 25, 1996 (the "10-K"). As of February 9, 1996 and April 25, 1996, the Registration Statement and the 10-K, respectively, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 9, 1996, PSS has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulation promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder.

                  (f) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Purchaser or PSS or under the authority of the Purchaser or PSS is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby except for Williams Financial.

                                ARTICLE III
                           ADDITIONAL AGREEMENTS

                  3.1. Expenses; Sales Taxes. (a) Except as provided in this Section each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby. The Seller shall pay the cost of all income, single business, sales, transfer, use, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement. The Purchaser shall pay any fee due to Williams Financial.

                  (b) To the extent permitted by applicable law, the prevailing party or parties in any action or proceeding involving a dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover from the other party or parties to such action or proceeding the actual expenses incurred by such prevailing party or parties in connection with such action or proceeding (including, without limitation, counsel fees and expenses).

                  3.2. Conduct of Business. (a) From the date hereof until the Closing Date, except as otherwise consented to by the Purchaser in writing, the Seller shall operate the Business only in the ordinary course of business consistent with past practice.

                  (b) Without limiting the generality of the foregoing, neither the Seller nor any Shareholder shall, without the prior written consent of the Purchaser, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (i) through (xv) of Section 2.1(f); provided that, subject to the conditions set forth in Sections 4.1(e) and (i), the Seller may make normal distributions of earnings to the Shareholders in the ordinary course of business.

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




                  3.3. Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to ensure the proper assignment and delivery of the Acquired Assets to the Purchaser, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby. The Seller shall promptly pay or cause to be paid to the Purchaser any amounts received by the Seller or any affiliate after the Closing which constitute Acquired Assets.

                  3.4. No  Shopping.  From the date hereof  until the earlier of
(i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Section 6.2, neither the Seller nor any partner, director, officer or shareholder of the Seller will, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof, or a merger involving, the Seller or the transfer of all or a substantial part of the capital stock or partnership interest of the Seller to any person other than the Purchaser. In addition, during such time period, neither the Seller nor any Shareholder shall authorize, direct or knowingly permit any employee or agent to do any of the foregoing and the Seller and the Shareholders shall notify the Purchaser of the identity of any person who approaches the Seller or any Shareholder with respect to any of the foregoing.

                  3.5. Access and Information. From the date hereof until the first to occur of the Closing Date and the termination of this Agreement, the Seller shall permit the Purchaser and its representatives to make such investigation of the business, operations and properties of the Seller relating to the Business as the Purchaser deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include, without limitation, access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Seller relating to the Business and the properties, books, records and commitments of the Seller relating to the Business. The Purchaser, the Seller and the Shareholders agree to use reasonable efforts wherever possible in conducting such investigation to keep confidential the existence of this Agreement and the proposed transactions. The Seller shall furnish the Purchaser and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Business or any of the transactions contemplated hereby, as the Purchaser shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, the Seller shall keep the Purchaser informed as to the business and operations of the Business and shall consult with the Purchaser with respect thereto as appropriate.

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



                  3.6. Bulk Sales. Subject to Section 5.1(a)(vi), the Purchaser and the Seller waive compliance with all bulk sales laws applicable to the transactions contemplated by this Agreement.

                  3.7. Non-Disclosure. The parties hereto agree that they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby. Except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market), each of the parties agrees not to disclose publicly the existence of this Agreement or the proposed transactions without the written consent of the other party or parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser may disclose the existence and terms of this Agreement and the proposed transactions to existing or prospective lenders or other parties providing financing to the Purchaser or any of its affiliates.

                  3.8. Confidentiality; Non-Competition. (a) Until Closing, the Purchaser, PSS, the Seller and the Shareholders each agree that all financial or other information about the Purchaser, PSS, or the Seller, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market); (iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision. The Seller and the Shareholders shall be bound by the terms of this paragraph (a) for a period of five years after Closing.

                  (b) The Seller and the Shareholders hereby acknowledge and recognize such parties' possession of confidential or proprietary information and the highly competitive nature of the Business and accordingly agree that, in consideration of the Purchaser and PSS entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, and except as provided in the respective Employment Agreements, such parties will not, from and after the date of the Closing for a period of five years after the date of the Closing, for any reason whatsoever, (i) directly or indirectly engage in the United States in any competitive business, whether such engagement shall be as an employer, officer, director, owner, employee, partner or other agent or participant, (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i), (iii) solicit, attempt to solicit or do business with any prior or then current customers of the Business or (iv) induce employees of the Business, PSS or any affiliate of PSS to terminate their employment with the Purchaser, PSS or such affiliate, as the case may be, or hire any employees of the Purchaser, PSS or any other affiliate of PSS to work with the Seller or any Shareholder or any company or business affiliated with the Seller or any Shareholder. The covenant of the Shareholders set forth in this paragraph (b) is in further consideration of the payment by the Purchaser of $45,000 to Mallow and $45,000 to Slater, such payments to be made on the Closing Date by certified or bank check or checks or, at the option of the Shareholders, by wire transfer to an account or accounts of the Shareholders designated to the Purchaser. The Shareholders shall

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



provide the Purchaser with notice of the exercise of such option and the designation of such account, such notice to be delivered not less than three days before the Closing.

                  (c) In the event of the termination of this Agreement, from and after the date of termination for a period of five years after the date of termination, (i) neither the Seller nor any Shareholder will, for any reason whatsoever, solicit, attempt to solicit or do business with any customers of the business of the Purchaser, PSS or any of its affiliates or induce employees of the Purchaser, PSS or any of its affiliates to terminate their employment with the Purchaser, PSS or any of its affiliates or hire any employees to work with the Seller or any Shareholder or any company or business affiliated with the Seller or any Shareholder and (ii) neither the Purchaser nor PSS will, for any reason whatsoever, solicit, attempt to solicit or do business with any customers of the Business located and doing business exclusively in the State of Kansas or induce employees of the Seller to terminate their employment with the Seller or hire any employees to work with the Purchaser or PSS or any company or business affiliated with the Purchaser or PSS.

                  (d) In the event of a breach or threatened breach by any party of the provisions of this Section, the non-breaching party shall be entitled to an injunction restraining such party from such breach. Nothing contained in this paragraph (d) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by any party of the provisions of this Section. Without limiting the generality of the foregoing, the Seller and the Shareholders acknowledge that, in the event of a breach or threatened breach by any of them of any of the provisions of paragraph (b) of this Section, the Purchaser's damages may exceed the amount paid to the Seller and the Shareholders (singly or in the aggregate) in consideration of their covenants set forth in such paragraph (b).

                  3.9. Use of Name. In consideration of the Purchaser's entering into this Agreement and the consummation of the transactions contemplated hereby, the Seller hereby consents to the Purchaser's use, from and after the Closing Date, of the names "ALM" and "Anesthesia Management Services" or any combination or derivation thereof. The Seller shall, as soon as practicable after the Closing Date, change its name so that its name does not include any combination or derivation of "ALM" and file such name change certificates or notices as and when required by applicable law.

                  3.10. Maintenance of Vacation Policy. After the Closing, without the prior consent of Slater, such consent not to be unreasonably withheld or delayed, the Purchaser agrees not to modify the ALM Vacation Days Policy.

                  3.11. Employee Bonus Policy. Consistent with the intent and past practice of the Seller's Profit Sharing Plan, the Purchaser agrees to institute a policy of awarding certain of its full-time employees an annual cash bonus based on the Purchaser's annual earnings and other factors. The Board of Directors of the Purchaser shall annually determine the amount of such bonus, if any, based upon the recommendation of the senior management of the Purchaser.

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




                                 ARTICLE IV
                            CONDITIONS PRECEDENT

                  4.1. Conditions of Obligations of the Purchaser and PSS. The obligations of the Purchaser and PSS to perform this Agreement are subject to the satisfaction of the following conditions unless waived by the Purchaser and
PSS:

                  (a)  Authorization.  All actions  necessary to  authorize  the execution, delivery and performance of this Agreement, the Employment Agreements, the Bill of Sale, the Assignment, the St. Joseph Customer Contract and the Investment Letter and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Seller and the Shareholders, as the case may be, and the Seller and the Shareholders shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

                  (b) Representations and Warranties. The representations and warranties of the Seller and the Shareholders contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and the Seller and the Shareholders shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of the Business.

                  (c) Consents, Amendments and Terminations. The Purchaser shall have received duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Section 2.1(d) and Schedules 2.1(d) and 2.1(j), all in form and substance reasonably satisfactory to the Purchaser.

                  (d) Bill of Sale; Assignment. The Seller shall have delivered to the Purchaser the Bill of Sale conveying the personal property included in the Acquired Assets, in substantially the form of Exhibit E, and the Assignment, in substantially the form of Exhibit F.

                  (e) Financial Results. The Seller shall have earnings before interest and taxes ("EBIT") for the fiscal year ended December 31, 1995 and for the 12 months ended immediately before the Closing Date, of not less than $426,529, respectively. EBIT shall be calculated using cash basis accounting consistent with the past accounting practices of the Seller with respect to the Business.

                  (f) Customers; Customer Contracts. At Closing, the Purchaser shall have received a certificate of the chief executive officer of the Seller, identifying (i) any customers listed on Schedule 2.1(o) as customers of the Business as of the month end prior to the date of this Agreement (the "Month End") who are not customers of the Business as of the Closing Date and (ii) any customers of the Business as of the Closing Date not listed on Schedule 2.1(o) as customers of the Business as of the Month End. The list of customers as of the Month End as set forth in Schedule

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2.1(o), as modified by the certificate delivered pursuant to this Section, shall be referred to herein as the "Closing Date Customer List". The Purchaser shall have received (y) at least 15 days prior to the Closing Date a true and complete copy of each contract between each customer of the Business and the Seller, certified as true and complete by the chief executive officer of such Seller, and (z) at Closing a certificate of the chief executive officer of the Seller updating the certificate delivered pursuant to clause (y).

                  (g) Certificates. The Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Seller and a certificate of each Shareholder, each in substantially the form of Exhibit G.

                  (h) Opinion of Counsel. The Purchaser shall have received the opinion dated the Closing Date of Shughart Thomson & Kilroy, counsel to the Seller and the Shareholders, in substantially the form of Exhibit H.

                  (i) Financial Statements. The Purchaser shall have received a balance sheet of the Seller as of the Closing Date and a related statement of operations for the 12-month period ending at the most recent month end prior to the Closing Date (the "Closing Date Financial Statement") certified by the chief executive officer and chief financial officer of the Seller. At the Closing Date, the assets of the Business, by account, shall not be less than the assets set forth in the December 31, 1995 balance sheet included in Schedule 2.1(e) (provided that cash and cash equivalents need only be in an amount sufficient to operate the Business for one month) and the liabilities of the Business, by account, shall not be greater than the liabilities set forth in such balance sheet.

                  (j) Due Diligence. The Purchaser and its representatives shall have completed a due diligence review of the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, billings, revenues, earnings, business and prospects of, and any other matters relating to, the Seller and the Shareholders, and the results of such due diligence shall be satisfactory to the Purchaser in its sole discretion.

                  (k) Financing. The Purchaser shall have obtained financing sufficient to satisfy all of the Purchaser's obligations under this Agreement, satisfactory to the Purchaser in its sole discretion.

                  (l) Employment Agreements. The Shareholders each shall have delivered to the Purchaser an Employment Agreement, in substantially the form of Exhibit A.

                  (m) Investment Letter. Each of the Seller and the Shareholders shall have delivered to the Purchaser the Investment Letter, in substantially the form of Exhibit B.

                  (n) Lease. Linda M. Mallow shall have delivered to the Purchaser the Lease, in substantially the form of Exhibit C.

                  (o) St. Joseph Customer Contract. St. Joseph Anesthesia Services P.C. shall have delivered to the Purchaser the St. Joseph Customer Contract, substantially the form of Exhibit D.

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



                  (p) Other Documents. The Purchaser and PSS shall have received such other documents, certificates or instruments as they may reasonably request.

                  4.2. Conditions of Obligations of the Seller and Shareholders. The obligations of the Seller and the Shareholders to perform this Agreement are subject to the satisfaction of the following conditions unless waived by the Seller and the Shareholders:

                  (a) Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement, the Assignment and the
Employment Agreements and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Purchaser and PSS, as the case may be, and the Purchaser and PSS shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated hereby and thereby, as applicable.

                  (b) Representations and Warranties. The representations and warranties of the Purchaser and PSS contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser and PSS shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

                  (c) Assignment. The Purchaser shall have delivered to the Seller the Assignment, duly executed by the Purchaser, in substantially the form of Exhibit D.

                  (d) Employment Agreements. The Purchaser shall have entered into an Employment Agreement with each Shareholder, in substantially the form of Exhibit A.

                  (e) Certificate. The Seller shall have received a certificate of the President or a Vice President of the Purchaser and PSS confirming the matters set forth in Section 4.2(b) in form and substance reasonably satisfactory to the Seller.

                  (f) Opinion of Counsel. The Seller shall have received the opinion dated the Closing Date of Howard, Darby & Levin, counsel to the Purchaser and PSS, in substantially the form of Exhibit I.

                  (g) Purchase Price, Noncompete Payment and Transferred Common Stock. The Seller shall have received, pursuant to Section 1.3, the first installment of the Purchase Price and stock certificates representing the Transferred Common Stock and each of the Shareholders shall have received such Shareholder's noncompete payment pursuant to Section 3.8(b).

                  (h) Lease. The Purchaser shall have delivered to Linda M. Mallow the Lease, in substantially the form of Exhibit C.

                  (i)St. Joseph Customer Contract. The Purchaser shall have delivered to St. Joseph Anesthesia Services P.C. the St. Joseph Customer Contract, in substantially the form of Exhibit D.

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



                  (j) Other Documents. The Seller shall have received such other documents, certificates or instruments as it may reasonably request.

                                 ARTICLE V
                                 INDEMNITY

                  5.1. Indemnification. (a) The Seller and the Shareholders jointly and severally indemnify and hold harmless the Purchaser and PSS, and their respective affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation or breach of any representation, warranty or agreement of the Seller or any Shareholder contained in this Agreement or any certificate or other document delivered by the Seller or any Shareholder hereunder;

                  (ii) the non-fulfillment by the Seller or any Shareholder of any agreement made by such party in this Agreement;

                  (iii) any and all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) of any kind related to the Business for any and all periods ending on or prior to the Closing Date;

                  (iv) the conduct of the business or other operations of the Business before or on the Closing Date or any condition existing relating to product or environmental liability prior to the Closing Date;

                  (v)  except  for  the   Assumed   Liabilities,   any  and  all
         liabilities or obligations of the Seller, including any and all Unassumed Liabilities;

                  (vi) the failure of the Seller or the Purchaser to comply with any bulk sales laws or any state or local tax laws applicable to the transactions contemplated by this agreement;

                  (vii) claims under checks issued by the Seller prior to the Closing Date that remain uncashed or have expired as of the Closing Date; and

                  (viii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (vii) of this Section 5.1(a).

The Seller and the  Shareholders  shall be limited in their liability under this
Section 5.1(a) to an amount not to exceed the greater of (x) $1,850,000 or (y) the full amount of insurance proceeds available to the Seller and the Shareholders.

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



                  (b) The Purchaser and PSS jointly and severally indemnify and hold harmless the Seller and the Shareholders, and their respective partners, directors, officers, employees and other agents and representatives, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation or breach of any representation, warranty or agreement of the Purchaser or PSS contained in this Agreement or any certificate or other document delivered by the Purchaser or PSS hereunder;

                  (ii) the non-fulfillment by the Purchaser or PSS of any agreement made by it in this Agreement;

                  (iii) the conduct of the business or other operations of the Business after the Closing Date and any and all Assumed Liabilities; and

                  (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i), (ii) and (iii) of this Section 5.1(b).

                  (c) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

                  (d) The Purchaser may set off against any amounts due to the Seller, the amount of any indemnity to which the Purchaser or PSS becomes entitled under this Agreement; provided that the Purchaser may exercise this right of setoff only following an adjudication as to the liability of the Seller. The obligations of the Seller under this Section 5.1 for any claim to indemnity shall be reduced by the amount (if any) that the Purchaser so sets off for such claim.

                  5.2. Limitations. The indemnification and reimbursement obligations (other than for claims relating to or arising out of Section 5.1(a)(i), (iii), (iv), (v), (vi) and (viii)) hereunder shall expire on the third anniversary of the Closing Date (the "Expiration Date"), except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the

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



Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date.

                  5.3. No Election. Nothing contained in this Article V shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under the Employment Agreements or any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                                 ARTICLE VI
                               MISCELLANEOUS

                  6.1. Entire Agreement. This Agreement and the schedules and exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

                  6.2. Termination. (a) This Agreement shall terminate on the earlier to occur of any of the following events:

                  (i) the mutual written agreement of the Purchaser and the Seller;

                  (ii) by written notice of the Purchaser or the Seller to the other party hereto, if the Closing shall not have occurred prior to 12:00 midnight (Eastern time zone) on May 31, 1996;

                  (iii) by written notice of the Purchaser to the Seller, if either the Seller or any Shareholder shall have materially breached any of its representations, warranties or agreements contained herein; or

                  (iv) by written notice of the Seller to the Purchaser, if either the Purchaser or PSS shall have materially breached any of its representations, warranties or agreements contained herein.

                  (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1, 3.7 and 3.8(a), (c) and (d) and Article V.

                  6.3.  Descriptive  Headings;   Certain  Interpretations.   (a)
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

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



                  (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

                  6.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Purchaser or PSS, to:

                  PSS ALM, Inc.
                  Physician Support Systems, Inc.
                  Route 230 and Eby-Chiques Road
                  P.O. Box 36
                  Mt. Joy, Pennsylvania 17552
                  Telecopy:    717-653-0567
                  Attention:   Peter W. Gilson
                               Hamilton F. Potter III

with a copy to:

                  Howard, Darby & Levin
                  1330 Avenue of the Americas
                  New York, New York 10019
                  Telecopy:    212-841-1010
                  Attention:   Kelly Vance, Esq.

If to the Seller or the Shareholders to:

                  ALM, Inc.
                  Suite D
                  10308 State Line
                  Leawood, Kansas  66206-2686
                  Telecopy:  913-383-9126
                  Attention: James Mallow, M.D.
                             Devona J. Slater

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



with a copy to:

                  Shughart, Thomson & Kilroy
                  12 Wyandotte Plaza
                  120 West 12th Street
                  Kansas City, Missouri  64105
                  Telecopy:  816-374-0509
                  Attention: Randal L. Schultz, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

                  6.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  6.6. Survival. Except as set forth in Section 5.2, all representations and warranties, agreements and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided that the representations and warranties in paragraphs (b), (c), (g)(i), (l), (m),
(n), (p), (r) and (t) of Section 2.1 and the agreements in Sections 3.1 and 3.8 shall not expire on the Expiration Date.

                  6.7. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, except that any party providing financing for the transactions contemplated by this Agreement may rely on the representations, warranties and agreements of the Seller and the Shareholders.

                  6.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  6.9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferrable by any party hereto without the prior written consent of the other parties hereto; except that the Purchaser may assign all or part of its rights and obligations hereunder to any other affiliate of the Purchaser if upon such assignment to its affiliate, the Purchaser shall guaranty, in form and substance reasonably acceptable to the Seller and the Shareholders, the performance by such assignee of its obligations hereunder. Following any such permitted

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assignment,  the term  "Purchaser"  shall  mean  such  assignee.  Any  purported assignment not permitted by this Section shall be void.

                  6.10. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

                  6.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS,
WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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



                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          ALM, INC.


                                          By:      /s/ Devona J. Slater
                                                   Title:  Secretary



                                          /s/ James Mallow, M.D., as Shareholder


                                          /s/ Devona J. Slater, as Shareholder


                                          PSS ALM, INC.


                                          By:  /s/ Hamilton F. Potter III
                                               Title:  Vice President

                                          PHYSICIAN SUPPORT SYSTEMS, INC.



                                          By:   /s/ Hamilton F. Potter III
                                                Title:  Executive Vice President

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